STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trustee executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Bellatore Investment Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Changing the name of the Trust from Bellatore Investment Trust to SPT Funds Investment Trust.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 10th day of July, 2008 A.D.

By: /s/ Joy Ausili Joy Ausili Sole Trustee